                               Task Order No. 003
          To Master Services Agreement Between Perot Systems and Ca1PX

Perot Systems Corporation ("Perot Systems") and California Power Exchange Corporation ("Client") hereby enter into this Task Order No. 003 under the Master Services Agreement between such parties, effective as of March 10, 2001 (the "Agreement"), on the following terms. Except as otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Agreement.

1. Term. This Task Order will commence on January 1, 2002 (the "Task Order Effective Date") and will continue until February 28, 2002, unless extended through March 31, 2002 based on a written notice to Perot Systems no later than January 31, 2002.

2. Perot Systems Obligations. Perot Systems will provide the resources described in Schedule F on a time and materials basis. These resources will, to the extent possible, perform tasks and complete deliverables specified by the Project Managers.

3.    Project Managers.
      Client Project Manager:         Karen Koyano
      Perot Systems Project Manager:  Alan Rodgers

4. Client Responsibilities. The provisions of Section 4 of Task Order 001 to the Agreement are hereby incorporated by reference.

5. Payments and Invoices. Perot Systems will provide and Client will pay for the resources provided herein on a time and materials basis as set forth in Schedule D. Such payments (i) are subject to adjustment in accordance with the terms of the Agreement and (ii) do not include taxes or out-of-pocket expenses which will be invoiced and payable in accordance with the provisions of the Agreement.

AGREED:

CALIFORNIA POWER EXCHANGE                  PEROT SYSTEMS CORPORATION
      CORPORATION,
      as Debtor-in-Possession

By:  /s/                                   By:  /s/

Name:                                      Name:

Date:                                      Date:

                                   Schedule F
                               Resources and Rates

         Resource        1/1 - 1/31    2/1 - 2/28    3/1 - 3/31     Overtime
                          2002 (3)        2002        2002 (5)      Rate (2)
       Account            0.20 FTE       0.20FTE       0.20FTE       $400/ht
       Manager           per month      per month     per month
                             (1)            (1)          (1)
       Business          2 FTEs per      2 FTEs      2 FTEs per      $325/hr
       Analyst             month        per month      month
       Database          I FTE per      I FTE per     1 FTE per      $300/hr
       Administrator       month          month        month
       Minimum           -$92,000        $92,000     -$92,000
       Payment (4)


(1) For purposes of this Task Order, the term "FTE" means the level of effort provided by a typical employee during a calendar month comprised of 40-hour work-weeks, after allowances are made for scheduled and unscheduled absences resulting from illness, vacation, training and personal issues.

(2) Overtime rates will be charged for all time worked outside the normal service hours set forth below. A minimum charge of two hours will be billed.

(3) Unless otherwise agreed, services will be provided during the "normal service hours" of 8:00 a.m. to 5:00 p.m., Pacific Time, Monday through Friday (except Client holidays).

(4)   Minimum payment does not include overtime pay.

(5)   Extension must be requested by CaIPX in writing by January 31, 2002.